Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Third Quarter 2008 Results
And Earnings Conference Call

Irving, Texas – November 4, 2008 – Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced a net loss of $2.3 million, or negative $0.20 per diluted share, for the third quarter of 2008 on revenues of $3.8 million, compared to net income of $1.9 million, or $0.17 per diluted share, on revenues of $13.5 million for the third quarter of 2007. For the first nine months of 2008, net loss was $3.8 million, or negative $0.34 per diluted share, compared to the first nine months of 2007 net income of $5.6 million, or $0.50 per diluted share.

Earle Steinberg, President and CEO, stated, “Our strategy for the renewal at Thomas Group can now be described as Recover! and Grow!

“We have initiated aggressive efforts to build a pipeline of new business opportunities, even in these challenging economic times.  Our efforts have begun to pay off, although we continue to balance the need for short term success against longer term, larger scale assignments needed to build a solid backlog for the future. Given the current period of economic stress in the economies worldwide, we believe that our emphasis on product and service offerings designed to improve our clients’ operating margins positions us well in this recovery phase of our renewal strategy and on into the growth phase.  It is not easy and will not occur quickly, but we are confident that we are on the right course to achieve the end results we, as your management team, and you, as our shareholders, expect.

“We continue to have a relatively strong balance sheet.  As of the end of the third quarter we had cash and cash equivalents of $10.8 million, or approximately $0.97 per share, and no long term debt. Although we project additional losses in the fourth quarter of 2008 that will require additional cash, we expect to receive approximately $3.0 million in federal income tax refunds during the first half of 2009 as a result of net losses projected to be incurred for the full year 2008.”

Third Quarter 2008 Financial Performance

Revenue

Revenue for the third quarter of 2008 was $3.8 million, compared to $13.5 million in the third quarter of 2007. Consulting revenue from US government clients, represented by our Air Force practice and by our Army and Navy practice, was $0.7 million, or 18% of revenue, in the third quarter of 2008, compared to $12.3 million, or 92% of revenue, in the third quarter of 2007. Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Industrial, and Transportation and Logistics practices, was $2.7 million, or 71% of revenue, in the third quarter of 2008, compared to $1.1 million, or 7% of revenue, in the third quarter of 2007. Reimbursement of expenses was $0.4 million, or 11% of revenue in the third quarter of 2008, compared to $0.1 million, or 1% of revenue in the third quarter of 2007.

Revenue for the first nine months of 2008 was $21.6 million, compared to $42.3 million in the first nine months of 2007. Consulting revenue from US government clients was $12.1 million, or 56% of revenue, in the first nine months of 2008, compared to $38.5 million, or 91% of revenue, in the first nine months of 2007. Consulting revenue from commercial clients was $8.2 million, or 38% of revenue, in the first nine months of 2008, compared to $3.4 million, or 8% of revenue, in the first nine months of 2007. Reimbursement of expenses was $1.3 million, or 6% of revenue in the first nine months of 2008, compared to $0.4 million, or 1% of revenue, in the first nine months of 2007.

Gross Margins

Gross profit margins for the third quarter of 2008 were 29%, compared to 53% for the third quarter of 2007. Gross profit margins for the first nine months of 2008 were 42%, compared to 51% for the first nine months of 2007. The drop in quarterly and year-to-date gross margins is related to the slowdown of our government programs in the first quarter of 2008 and to lower utilization rates of our consultants in 2008, particularly in the second and third quarters.

Selling, General & Administrative (SG&A)

SG&A costs for the third quarter of 2008 were $4.4 million, compared to $4.2 million in the third quarter of 2007. The $0.2 million increase is related primarily to a $0.6 million increase in costs incurred in utilizing unassigned consultants to work on sales efforts, as compared to the prior year when a majority of these individuals were working on billable client projects and a $0.2 million increase in stock-based compensation during the third quarter of 2008. This increase was partially offset by a $0.2 million decrease in our use of outside consultants, a $0.3 million decrease in recruiting expenses, and a $0.1 million decrease in other costs due to a decline in activity and the number of consultants we employed as compared to the same period in 2007.

SG&A costs for the first nine months of 2008 were $14.9 million compared to $13.2 million in the first nine months of 2007. The $1.7 million increase is related primarily to a $1.7 million increase in costs incurred in utilizing unassigned consultants to work on sales efforts, as compared to the prior year when a majority of these individuals were working on billable client projects, a $0.7 million increase in stock-based compensation, $0.4 million in severance costs related to the reduction in our labor force during the second quarter of 2008, and a $0.2 million increase in bad debt allowance.  This increase was partially offset by a $0.6 million decrease in professional expenses related primarily to the review of our historical stock option practices in the first half of 2007, a $0.3 million decrease in the cost of outside contractors used due to the decline in activity, and a $0.3 million decrease in other costs due to the decline in activity and the number of consultants we employed as compared to the same period in 2007.

Working Capital and Cash Flow

Working capital decreased from $19.3 million at December 31, 2007 to $15.3 million at September 30, 2008, due primarily to our operating loss for the first nine months of 2008 and the reduction in our outstanding accounts receivable balance since December 31, 2007, offset by the increase in income tax receivable in 2008.

For the first nine months of 2008, net cash decreased $1.2 million, compared to a net increase of $2.1 million for the first nine months of 2007. For the first nine months of 2008, net cash provided by operating activities was $1.0 million, compared to $6.8 million for the first nine months of 2007. This decrease is due primarily to our operating loss for the first nine months of 2008 and to the decrease in our accrued liabilities, offset by the increased collection of our accounts receivable balance, as compared to 2007 and an increase in income tax receivable. For the first nine months of 2008, net cash used for investing activities was $0.1 million, consisting of computer and software purchases, compared to $0.9 million for the first nine months of 2007, consisting primarily of improvements to our training facility located inside our Irving, Texas office. Cash used for financing activities for the first nine months of 2008 was $2.1 million including the $1.2 million payment of dividends for the fourth quarter of 2007 which were paid in 2008, the $0.8 million purchase of stock under our stock repurchase plan, and the $0.2 million net tax effect of stock issuances compared to $3.9 million in the first nine months of 2007, consisting primarily of $0.6 million for the net tax effect of stock issuances and $3.3 million for the payment of dividends.

Despite the loss during the third quarter, we continue to have a relatively strong balance sheet and no long-term debt. At the present time, we estimate that our working capital will be sufficient to fund our operations through our recovery period until we are able to return to profitability. We continue to assess this situation on an on-going basis. Despite the challenges we face, we continue to be enthusiastic about the future of Thomas Group, and its prospects, including its expected return to profitability.

During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. Up to the third quarter of 2008, 322,661 shares had been repurchased under the Rule 10b5-1 Plan at an average market price of $2.32 per share, or $2.41 per share including commissions and fees. We are continuing to purchase shares under this plan in the fourth quarter of 2008. In October 2008 the Board of Directors authorized the purchase of up to an additional 300,000 shares of our stock.

Business Development

As we previously announced, in the spring of 2007, we learned that the government was formally moving to combine our two largest US Navy programs, which accounted for approximately 85% of our revenue in calendar year 2007, into one contracting vehicle using a competitive request for proposal. In January 2008, we and the team with which we were partnered were not awarded the new contract. Given the loss of this contract, we anticipate that we will operate at a loss until we are able to develop sufficient business to replace these programs.

We have put in place a plan to return to profitability and growth and, as previously announced, we have significantly cut expenses in order to minimize losses and to make it easier to achieve profitability. However, in cutting expenses, we have attempted to balance the need for reduced expenses with the need to be able to develop new product offerings, as well as the ability to add new clients in the future as the result of our recent and continuing business development efforts.

In addition to previously announced efforts, we continue to seek ways to reduce costs.  In the third quarter we furloughed 13 consultants, 10 of whom remained on furlough as of the end of the third quarter.  These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client projects that require their individual skill sets.

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Earnings Conference Call

We would like to invite you to participate in a conference call with our senior management to discuss the earnings for third quarter 2008

Tuesday, November 4, 2008

10:00 a.m. CT, 11:00 a.m. ET

To participate in the conference call, please call 800-247-5110 from the U.S. or 334-323-7224 from outside the US. The PASSCODE is: 542459.  Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=135910

Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software. Webcast replay is available until November 4, 2009. Approximately one hour after the earnings conference call, a playback of the conference call will be available for sixty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 19046232#. Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

Contact:                 Earle Steinberg, President and Chief Executive Officer

972.869.3400

esteinberg@thomasgroup.com

http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2007. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Consulting revenue before reimbursements	$3,392	$13,387	$20,313	$41,878
Reimbursements	$440	83	1334	456
Total revenue	3,832	13,470	21,647	42,334
Cost of sales before reimbursable expenses	2,298	6,290	11,246	20,219
Reimbursable expenses	$440	83	1334	456
Total cost of sales	2,738	6,373	12,580	20,675
Gross profit	1,094	7,097	9,067	21,659
Selling, general and administrative	4,365	4,199	14,892	13,173
Operating income	(3,271)	2,898	(5,825)	8,486
Interest income, net	56	140	258	386
Income from operations before income taxes	(3,215)	3,038	(5,567)	8,872
Income taxes	(930)	1,117	(1,755)	3,271
Net income	$(2,285)	$1,921	$(3,812)	$5,601

Earnings per share:
Basic:	$(0.21)	$0.17	$(0.35)	$0.51
Diluted:	$(0.20)	$0.17	$(0.34)	$0.50

Weighted average shares:
Basic	10,973	11,039	11,040	10,974
Diluted	11,187	11,121	11,295	11,201

Dividends declared per common share:	$0.00	$0.10	$0.00	$0.30

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
North America	$2,852	$13,434	$19,136	$42,266
Europe	980	12	2,511	44
Asia/Pacific	—	24	—	24
Total revenue	$3,832	$13,470	$21,647	$42,334

Selected Balance Sheet Data

(Unaudited)

	September 30, 2008	December 31, 2007

Cash	$10,806	$11,990
Trade accounts receivables	1,416	9,487
Total current assets	17,575	23,480
Total assets	19,794	25,939
Total current liabilities	2,260	4,157
Total liabilities	2,471	4,395
Total stockholders’ equity	17,323	21,544

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